STOCK PURCHASE AGREEMENT

                                      between

                              REPAP ENTERPRISES INC.

                                        and


                             CONSOLIDATED PAPERS, INC.


                            Dated as of August 8, 1997






                                 TABLE OF CONTENTS


                                                                            Page

                                     ARTICLE I
                                    DEFINITIONS

  Section 1.1    Specific Definitions . . . . . . . . . . . . . . . . . . . . .
  Section 1.2    Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 1.3    Other Definitional Provisions  . . . . . . . . . . . . . . . .

                                    ARTICLE II
                            PURCHASE AND SALE OF SHARES

  Section 2.1    Purchase and Sale of Shares  . . . . . . . . . . . . . . . . .
  Section 2.2    Closing; Delivery and Payment  . . . . . . . . . . . . . . . .
  Section 2.3    Adjustment to Purchase Price . . . . . . . . . . . . . . . . .

                                    ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF REPAP


                                    ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF BUYER

                                     ARTICLE V
                                    TAX MATTERS

  Section 5.1    Tax Sharing  . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 5.2    Tax Indemnification  . . . . . . . . . . . . . . . . . . . . .
  Section 5.3    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 5.4    Contest Provisions . . . . . . . . . . . . . . . . . . . . . .
  Section 5.5    Information to Be Provided by Buyer  . . . . . . . . . . . . .
  Section 5.6    Information to Be Provided by Repap  . . . . . . . . . . . . .
  Section 5.7    Assistance and Cooperation . . . . . . . . . . . . . . . . . .
  Section 5.8    Post-Closing Actions Which May Affect
                    Repap's Liability for Taxes . . . . . . . . . . . . . . . .
  Section 5.9    Savings and Costs to Buyer Resulting  from Adjustments to Tax
                 Returns for Periods Prior to Closing . . . . . . . . . . . . .
  Section 5.10 Survival of Obligations  . . . . . . . . . . . . . . . . . . . .

                                    ARTICLE VI
                         CERTAIN COVENANTS AND AGREEMENTS
                                OF REPAP AND BUYER

  Section 6.1    Access and Information . . . . . . . . . . . . . . . . . . . .
  Section 6.2    Registrations, Filings and Consents  . . . . . . . . . . . . .
  Section 6.3    Operation of Business  . . . . . . . . . . . . . . . . . . . .
  Section 6.4    Continued Employment; Employee Benefit Plans . . . . . . . . .
  Section 6.5    Retention of Books and Records . . . . . . . . . . . . . . . .
  Section 6.6    Closing Date Financial Information . . . . . . . . . . . . . .
  Section 6.7    Notification of Certain Matters  . . . . . . . . . . . . . . .
  Section 6.8    Non-Solicitation of Employees  . . . . . . . . . . . . . . . .
  Section 6.9    Further Assurances . . . . . . . . . . . . . . . . . . . . . .
  Section 6.10   Stockholders Meeting . . . . . . . . . . . . . . . . . . . . .
  Section 6.11   Certain Interests After Closing Date . . . . . . . . . . . . .

                                    ARTICLE VII
                               CONDITIONS TO CLOSING

  Section 7.1    Conditions to Obligations of Buyer . . . . . . . . . . . . . .
  Section 7.2    Conditions to Obligations of Repap . . . . . . . . . . . . . .
  Section 7.3    Conditions to Obligations of Buyer and Repap . . . . . . . . .

                                   ARTICLE VIII
                                    TERMINATION

  Section 8.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 8.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . .

                                    ARTICLE IX
                           SURVIVAL AND INDEMNIFICATION

  Section 9.1    Survival of Representations, Warranties, Covenants and
                 Agreements; Knowledge of Breach  . . . . . . . . . . . . . . .
  Section 9.2    Indemnification  . . . . . . . . . . . . . . . . . . . . . . .
  Section 9.3    Method of Asserting Claims, etc. . . . . . . . . . . . . . . .

                                     ARTICLE X
                                   MISCELLANEOUS

  Section 10.1   Amendment and Modification; Waiver . . . . . . . . . . . . . .
  Section 10.2   Return of Information  . . . . . . . . . . . . . . . . . . . .
  Section 10.3   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 10.4   Public Disclosure  . . . . . . . . . . . . . . . . . . . . . .
  Section 10.5   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 10.6   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .
  Section 10.7   Fulfillment of Obligations . . . . . . . . . . . . . . . . . .
  Section 10.8   Parties in Interest; No Third Party Beneficiaries  . . . . . .
  Section 10.9   Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 10.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 10.11  Section Headings . . . . . . . . . . . . . . . . . . . . . . .
  Section 10.12  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .
  Section 10.13  GOVERNING LAW; SUBMISSION TO
                 JURISDICTION; SELECTION OF FORUM . . . . . . . . . . . . . . .
  Section 10.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . .


                                      ANNEXES

  Representations of Repap               Annex A  . . . . . . . . . . . . . . .
  Representations of Buyer               Annex B  . . . . . . . . . . . . . . .

                                     Schedules


            STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of August 8, 1997, between REPAP ENTERPRISES INC., a corporation incorporated under the laws of Canada ("Repap"), and CONSOLIDATED PAPERS, INC., a Wisconsin corporation ("Buyer").

                               W I T N E S S E T H:

            WHEREAS, Repap owns all of the issued and outstanding shares of capital stock of Repap USA, Inc., a Wisconsin corporation ("Repap USA");

            WHEREAS, Repap, George S. Petty Management Ltd. ("GSP"), Skeena Cellulose, Inc. ("Skeena") and Repap USA own all of the issued and outstanding capital stock of Repap Wisconsin, Inc., a Wisconsin corporation ("Repap Wisconsin");

            WHEREAS, Repap USA owns all of the issued and outstanding capital stock of Repap Sales Corp., a New York corporation ("Repap Sales");

            WHEREAS, Repap desires to sell and transfer to Buyer, and Buyer desires to purchase from Repap, all of the issued and outstanding capital stock of Repap USA (consisting of 1,395 shares of common stock, without par value (the "Common Shares")), as more specifically provided herein;

            WHEREAS, Repap will acquire from GSP, Skeena and Repap Sales prior to Closing, all of the issued and outstanding shares of preferred stock of all classes of Repap Wisconsin, consisting of 5,758.2 shares of Class I, no par value, 103.65 shares of Class II, no par value, 539.94 shares of Class III, no par value, and 483.25 shares of Class IV, no par value (collectively, the "Repap Wisconsin Preferred Shares" and together with the Common Shares, the "Shares"); and

            WHEREAS, Repap desires to sell and transfer to Buyer, and Buyer desires to purchase from Repap, all of the Repap Wisconsin Preferred Shares, as more specifically described herein;

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I.

                                    DEFINITIONS

            Section A. Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

            "Acquisition Agreement" shall have the meaning set forth in
  Section 8.2(d).

            "Acquisition Proposal" shall have the meaning set forth in Section 6.3(k).

            "Acquisition Transaction" shall have the meaning set forth in
  Section 8.2(d).

            "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person.

            "Agreement" shall mean this Agreement and all Annexes and Schedules hereto.

            "Antitrust Division" shall mean the Antitrust Division of the United States Department of Justice.

            "Balance Sheet" shall have the meaning set forth in Section 3.6 of Annex A.

            "Business" shall mean the manufacture, distribution and sale of coated paper by Repap USA or any of its Subsidiaries from facilities located in Kimberly, Wisconsin and regional US sales offices and distribution centers.

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

            "Buyer" shall have the meaning set forth in the Preamble.

            "Capital Expenditures" shall have the meaning set forth in Section 2.3(a).

            "Claim Notice" shall have the meaning set forth in Section 9.3.

            "Closing" shall have the meaning set forth in Section 2.2(a).

            "Closing Date" shall have the meaning set forth in Section 2.2(a).

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Common Shares" shall have the meaning set forth in the Preamble.

            "Competition Act" shall mean the Competition Act (Canada).

            "Competition Director" shall mean the Director of Investigation and Research under the Competition Act.

            "Confidential Information" shall have the meaning set forth in
  Section 6.1(d).

            "Confidentiality Agreement" shall have the meaning set forth in
  Section 6.1(c).

            "Continuing Affiliate" shall mean an Affiliate of Repap other than Repap USA and the Subsidiaries.

            "Control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

            "Damage Threshold" shall have the meaning set forth in Section
  9.1(a).

            "Debt" shall have the meaning set forth in Section 2.3(a).

            "Deductible" shall have the meaning set forth in Section 9.1.

            "Disclosure Documents" shall have the meaning set forth in Section
  3.6 of Annex A.

            "Employees" means all employees of Repap USA and the Subsidiaries who were employed on the Closing Date.

            "Encumbrances" shall have the meaning set forth in Section 3.2 of Annex A.

            "Environmental Law" means any law, regulation, code, license, permit, order, judgment, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance as in effect on the date hereof.

            "ERISA" shall have the meaning set forth in Section 3.12 of Annex
  A.

            "ERISA Affiliate" shall have the meaning set forth in Section 3.12 of Annex A.

            "ERISA Affiliate Plan" shall have the meaning set forth in Section
  3.12 of Annex A.

            "ERISA Plan" shall have the meaning set forth in Section 3.12 of Annex A.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Financial Information" shall have the meaning set forth in Section
  3.6 of Annex A.

            "Financial Statements" shall have the meaning set forth in Section
  3.6 of Annex A.

            "FTC" shall mean the Federal Trade Commission.

            "GAAP" shall mean U.S. generally accepted accounting principles consistently applied.

            "GSP" shall have the meaning set forth in the Preamble.

            "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Indemnified Party" shall have the meaning set forth in Section
  9.2.

            "Indemnifying Party" shall have the meaning set forth in Section
  9.2.

            "Intellectual Property" shall have the meaning set forth in Section
  3.31 of Annex A.

            "Interim Financial Information" shall have the meaning set forth in
  Section 3.6 of Annex A.

            "IRS" shall mean the United States Internal Revenue Service.

            "Knowledge of Repap" shall mean the knowledge of each of Repap, Repap USA and Repap Wisconsin.

            "Liabilities" shall have the meaning set forth in Section 3.7 of Annex A.

            "Listed Employees" shall have the meaning set forth in Section
  6.4(c).

            "Losses" shall have the meaning set forth in Section 9.2(a).

            "Material Adverse Effect" shall mean a material adverse effect on the Business, assets, financial condition or results of operations of Repap USA and the Subsidiaries, taken as a whole.

            "Maximum Amount" shall have the meaning set forth in Section 9.1.

            "Multiemployer Plan" shall have the meaning set forth in Section
  3.12 of Annex A.

            "Notice Period" shall have the meaning set forth in Section 9.3.

            "Offer" shall have the meaning set forth in Section 8.2(d).

            "Permitted Encumbrances" shall mean any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens and encumbrances
  (i) arising in the ordinary and usual course of business consistent with past practice or being contested in good faith by appropriate proceedings, (ii) not in excess of $100,000 in the aggregate, (iii) necessarily incurred in connection with a repair or capital expense to continue operations or (iv) as contemplated by this Agreement.

            "Person" shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

            "Plan" shall have the meaning set forth in Section 3.12 of Annex A.

            "Pre-Closing Tax Period" shall have the meaning set forth in
  Section 5.2(b).

            "Purchase Price" shall have the meaning set forth in Section 2.1.

            "Repap" shall have the meaning set forth in the Preamble.

            "Repap Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
  Section 1504(b) of the Code) that includes Repap USA and its Subsidiaries.

            "Repap Sales" shall have the meaning set forth in the Preamble.

            "Repap Wisconsin" shall have the meaning set forth in the Preamble.

            "Repap Wisconsin Preferred Shares" shall have the meaning set forth in the Preamble.

            "Repap USA" shall have the meaning set forth in the Preamble.

            "Report" shall have the meaning set forth in Section 6.2(a).

            "Requisite Vote" shall mean the affirmative vote in favor of the transactions contemplated by this Agreement by the requisite number of votes cast by Repap shareholders entitled to vote thereon at a meeting, including any adjournments thereof, convened pursuant to Section 6.10 of this Agreement.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Severance Plans" shall have the meaning set forth in Section 6.4.

            "Shares" shall have the meaning set forth in the Preamble.

            "Skeena" shall have the meaning set forth in the Preamble.

            "Standby Loan Agreement" shall mean the standby loan agreement made as of August 1, 1996 by and among Repap Enterprises Inc., as borrower, TD Capital Group Limited, The Toronto-Dominion Bank and The Royal Bank of Canada, as lenders, and TD Capital Group Limited, as agent, as amended, supplemented or restated from time to time.

            "Statement of Capital Expenditures" shall have the meaning set forth in Section 2.3(c).

            "Statement of Consolidated Net Working Capital" shall have the meaning set forth in Section 2.3(c).

            "Statement of Debt" shall have the meaning set forth in Section 2.3(c).

            "Subsidiar[y][ies]" shall have the meaning set forth in Section 3.3 of Annex A.

            "Tax Package" shall have the meaning set forth in Section 5.5.

            "Tax Returns" shall mean all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including without limitation consolidated federal income tax returns of Repap Group.

            "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

            "Third Party Claim Notice" shall have the meaning set forth in
  Section 9.3.

            "Working Capital" shall have the meaning set forth in Section 2.3.

            "WWF" shall mean WWF Paper Corporation.

            Section B. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

            Section C. Other Definitional Provisions. 1. The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            2. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            3.  The terms "dollars" and "$" shall mean United States Dollars.

                                    ARTICLE II.

                            PURCHASE AND SALE OF SHARES


            Section A. Purchase and Sale of Shares. Buyer agrees to purchase from Repap, and Repap agrees to sell to Buyer, the Shares, for an aggregate purchase price in cash of $227.4 million (the "Purchase Price"). The Purchase Price shall be adjusted as set forth in Section 2.3.

            Section B. Closing; Delivery and Payment. 1. The closing (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 at 10:00 A.M. local time, five business days following the latest to occur of: (i) obtaining shareholder approval of the transactions contemplated by this Agreement pursuant to Section 6.10, (ii) the expiration of the waiting period under the HSR Act including any extensions thereof, and (iii) the Competition Act Director or any person authorized to exercise the powers and perform the duties of the Competition Act Director shall have issued a certificate under Section 102(l) of the Competition Act to the effect that she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal established pursuant to the Competition Act under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement or the appropriate time period specified in Section 123 of the Competition Act shall have expired or the Competition Act Director shall have indicated in writing that she does not intend to take any action under Section 92 of the Competition Act whether before or after the completion of the transactions contemplated by this Agreement, which could materially interfere with or detrimentally affect the transactions contemplated by this Agreement, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date."

            2. On the Closing Date, Repap shall deliver to Buyer certificates representing the Shares duly endorsed and in form for transfer to Buyer.

            3. On the Closing Date, Buyer shall pay or deliver to Repap the Purchase Price in immediately available funds to an account designated by Repap not less than two Business Days prior to the Closing.

            Section C. Adjustment to Purchase Price. 1. The Purchase Price shall be:

            a. increased by the amount, if any, by which $4.9 million exceeds the amount of any final settlement paid by Repap Wisconsin prior to the Closing Date to fully discharge its obligations to Wisconsin Electric Power Company as described in Note 11 to the Consolidated Financial Statements of Repap Wisconsin in the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, of Repap Wisconsin, which is attached as part of Schedule 3.6 to this Agreement;

            b. increased by the amount the Working Capital as of the Closing Date exceeds $70.4 million, or decreased by the amount the Working Capital as of the Closing Date is less than $70.4 million, as the case may be;

            c. (A) if the outstanding long-term indebtedness plus the amount of the liability under FASB 106 of Repap USA and its Subsidiaries as of the Closing Date and calculated as set forth on
       Schedule 2.3(a)(iii) (collectively, the "Debt") is less than $454.6 million, increased by an amount equal to the difference between $454.6 million and the Debt, or (B) if the Debt is greater than $454.6 million, decreased by an amount equal to the difference between the Debt and $454.6 million; and

            d. increased by the amount of (A) capital expenditures incurred and paid or accrued by Repap USA and the Subsidiaries from March 31, 1997 through the Closing Date and set forth on Schedule 2.3(a)(iv), (B) capital expenditures incurred and paid or accrued by Repap USA and the Subsidiaries through the Closing Date pursuant to Section 6.3(g) hereof and (C) capital expenditures incurred and paid by Repap USA and the Subsidiaries through the Closing Date other than as provided in subclause (iv)(A) or (iv)(B) and agreed to by Buyer in writing (such agreement not to be unreasonably withheld) (collectively, the "Capital Expenditures").

            2. As used in this Agreement, "Working Capital" means current assets less current liabilities as reflected on the Statement of Consolidated Net Working Capital plus the amount, if any, paid to the Listed Employees prior to the Closing Date pursuant to Section 6.4(c). For purposes of such calculation, current assets shall be the sum of cash, marketable securities, net accounts receivable (including any affiliate accounts receivable), prepaid expenses and net inventories of Repap USA and the Subsidiaries. Current liabilities shall be the sum of obligations (including any affiliate accounts payable), debts, prepayments and accruals whose liquidation is reasonably expected to require the use of current assets or the creation of current liabilities (including any affiliate accounts payable) of Repap USA and the Subsidiaries but shall not include accruals from January 1, 1997 through the Closing Date for Repap Wisconsin s supplemental pension plan to the extent that Repap fully funds such supplemental pension plan on or prior to Closing. All of the foregoing calculations shall be made in conformity with GAAP.

            3. For purposes of this Agreement, "Statement of Consolidated Net Working Capital" means the audited calculation of the Working Capital of Repap USA and the Subsidiaries, on a consolidated basis, as of the Closing Date from which the calculation of the adjustment to the Purchase Price of the Shares will be made in accordance with Section 2.3(a)(i) hereof.

            4. Within sixty (60) days following the Closing Date, Repap shall prepare and deliver to Buyer (i) the Statement of Consolidated Net Working Capital, which shall be audited by Repap's auditors, including a review and assessment of accounts receivable as of the Closing Date, an inventory of work in process, pulp and raw materials, and finished goods taken by Repap as of the Closing Date and a review of the liabilities as of the Closing Date, each determined in accordance with GAAP and performed in accordance with procedures of Repap's auditors in the ordinary and usual course of business consistent with past practice, (ii) a calculation of the amount of Debt outstanding as of the Closing Date (the "Statement of Debt") and (iii) a calculation of the amount of Capital Expenditures from March 31, 1997 through the Closing Date (the "Statement of Capital Expenditures").

            During the preparation of the Statement of Consolidated Net Working Capital, the Statement of Debt and the Statement of Capital Expenditures and the period of any review or dispute as provided in this Section 2.3, Buyer shall, and shall cause Repap USA and the Subsidiaries to, (1) provide Repap and Repap's authorized representatives with full access to the books, records, facilities and employees of Repap USA and the Subsidiaries, and (2) cooperate fully with Repap and Repap's authorized representatives, including the provision on a timely basis of all necessary or useful information. The taking of inventory may be observed by Buyer and Buyer's auditors. To the extent possible, Repap will provide Buyer with a preliminary draft of the Statement of Consolidated Net Working Capital, the Statement of Debt and the Statement of Capital Expenditures. Buyer and Repap will in good faith attempt to resolve any disputes with respect to such calculation before the final Statement of Consolidated Net Working Capital, Statement of Debt and Statement of Capital Expenditures are rendered.

            Buyer may review the Statement of Consolidated Net Working Capital, Statement of Debt and Statement of Capital Expenditures and Repap shall make available the work papers of Repap's auditors to Buyer and its accountants and Buyer and its accountants may make inquiries of representatives of Repap and its auditors. Buyer shall give written notice to Repap of any objection to the Statement of Consolidated Net Working Capital, Statement of Debt and Statement of Capital Expenditures within thirty (30) days after Buyer's receipt thereof. The notice shall specify in reasonable detail the items in the Statement of Consolidated Net Working Capital, Statement of Debt and Statement of Capital Expenditures to which Buyer objects and shall provide a summary of Buyer's reasons for such objections.

            Any dispute between Buyer and Repap with respect to the Statement of Consolidated Net Working Capital, Statement of Debt and Statement of Capital Expenditures which is not resolved within fifteen (15) Business Days after receipt by Repap of the written notice from Buyer shall be referred for decision to an independent accounting firm chosen from the "Big Six" accounting firms who shall cause an audit partner who is not engaged in providing services to Repap or Buyer or any of their affiliates to decide the dispute within thirty (30) days of such referral. The decision by the audit partner shall be final and binding on Repap and Buyer. The cost of retaining the audit partner with respect to resolving disputes as to the Statement of Consolidated Net Working Capital, Statement of Debt and Statement of Capital Expenditures shall be borne by Repap and Buyer equally.

            5. Following delivery of the Statement of Consolidated Net Working Capital, Statement of Debt and Statement of Capital Expenditures, any balance due to Repap or refund due to Buyer pursuant to the adjustments set forth in
  Section 2.3(a) shall be paid within ten (10) days of such delivery (unless there is an objection under Section 2.3(d), in which case the amount not in dispute shall be paid within ten (10) days of such delivery, and the balance in dispute shall be paid within ten (10) days of the resolution of such objection) together with interest on such amount from the Closing Date at the 90 day LIBOR rate, in immediately available funds to an account designated by Repap or Buyer, as the case may be, at least two Business Days before the payment is due.

                                   ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF REPAP


            Repap represents and warrants to Buyer as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date) as provided in Annex A hereto.
                                    ARTICLE IV.
                      REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Repap as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date) as provided in Annex B hereto.

                                    ARTICLE V.

                                    TAX MATTERS


            Section A. Tax Sharing. Any and all tax sharing agreements and arrangements shall be canceled as between Repap and the Continuing Affiliates, on the one hand, and Repap USA and its Subsidiaries, on the other hand, and no further payments shall be made by Repap USA or any of its

  Subsidiaries to Repap or its Continuing Affiliates, or by Repap or its Continuing Affiliates to Repap USA or its Subsidiaries, pursuant thereto.

            Section B. Tax Indemnification. 1. Buyer and Repap agree that no election shall be made under Section 338(h)(10) of the Code or under any similar provisions of state or foreign law with respect to the purchase of the Shares.

            2. Repap hereby agrees to indemnify Buyer and hold it harmless from (i) all liability for Taxes imposed on Repap USA and its Subsidiaries for any taxable year or period ending on or before the Closing Date and, in the case of any taxable year or period beginning before and ending after the Closing Date, the portion of such period ending on and including the Closing Date (the "Pre-Closing Tax Period"), and (ii) all liability for Taxes imposed on the Repap Group, other than Repap USA and its Subsidiaries, except to the extent that, with respect to either clause (i) or (ii), such Taxes are taken into account as a liability on the Balance Sheet. Repap shall be entitled to all refunds of such Taxes, except to the extent such Taxes are taken into account on the Balance Sheet.

            3. Buyer hereby agrees to indemnify Repap and its Continuing Affiliates and hold them harmless from all liability for Taxes imposed on Repap USA and its Subsidiaries for any taxable year or period beginning after the Closing Date and, in the case of any taxable year or period beginning before and ending after the Closing Date, the portion of such period beginning after the Closing Date.

            4. Whenever it is necessary to determine liability for Taxes for a portion of a taxable year or period beginning before and ending after the Closing Date, the determination shall be made assuming that there was a closing of the books at the close of the Closing Date, except that Taxes (other than Taxes measured by net income or gains), exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

            Section C. Tax Returns. 1. Repap shall, based upon the Tax Package, prepare all Tax Returns that are required to be filed by or with respect to Repap USA and its Subsidiaries for taxable years or periods ending on or before the Closing Date which have not been filed on or before the Closing Date. Drafts of such Tax Returns in a form suitable for filing shall be submitted to Buyer for review and approval not less than thirty (30) days prior to their due date (including any extensions thereof). Buyer shall notify Repap of any changes that it proposes to make to such draft Tax Returns not less than twenty (20) days before filing and shall discuss such changes with Repap prior to filing the Tax Returns. Final decisions as to the form and content of such Tax Returns shall be with Buyer, subject to the consent of Repap which consent shall not be unreasonably withheld; provided, however, that the usable net operating loss carryovers from periods ending on or before September 30, 1996 reported on such Tax Returns will be subject to the mutual agreement of Buyer and Repap. Buyer shall file or cause to be filed when due all such Tax Returns. Repap shall pay Buyer the Taxes for which Repap is liable pursuant to Section 5.2(b) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

            2. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Repap USA and its Subsidiaries for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Repap shall pay Buyer the Taxes for which Repap is liable pursuant to Section 5.2(b) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

            3. In the event that the U.S. federal income tax return filed by Buyer on behalf of Repap USA and Subsidiaries for the taxable period ending on the Closing Date reports usable net operating loss carryovers (excluding any net operating loss carryovers attributable to Nitec Paper Corporation) from periods ending on or before September 30, 1996, of less than $114.1 million (without regard to whether such net operating loss carryovers are used in such Tax Returns or any subsequent Tax Returns) or in the event that such amount is reduced upon audit by the IRS, Repap shall pay to Buyer an amount equal to twenty-nine percent (29%) of the difference between $114.1 million and the amount of such usable net operating loss carryovers (excluding any net operating loss carryovers attributable to Nitec Paper Corporation) reported on such return.

            4. In the event that the U.S. federal income tax return filed by Buyer on behalf of Repap USA and the Subsidiaries for the taxable period ending on the Closing Date reports usable net operating loss carryovers (excluding any net operating loss carryovers attributable to Nitec Paper Corporation) from periods ending on or before September 30, 1996, of greater than $114.1 million (without regard to whether such net operating loss carryovers are used in such Tax Returns or any subsequent Tax Returns) or in the event that such amount is increased upon audit by the IRS, Buyer shall pay to Repap an amount equal to twenty-nine percent (29%) of the difference between the amount of such usable net operating loss carryovers (excluding any net operating loss carryovers attributable to Nitec Paper Corporation) reported on such return and $114.1 million.

            Section D. Contest Provisions. Buyer shall promptly notify Repap in writing upon receipt by Buyer or any of its Affiliates (including Repap USA or any of its Affiliates) of notice of any pending or threatened federal, state, local or foreign income or franchise tax examinations, inquiries or audits or assessments which may materially affect the tax liabilities of Repap USA or its Subsidiaries for which Repap may be required to indemnify Buyer pursuant to Sections 5.2(b) or 5.9(c) (provided that failure to give this notice shall not affect Buyer's right to indemnification hereunder unless such failure is prejudicial to Repap), or which may affect any tax liability or refund claim of Repap. Repap shall be entitled to participate at its expense in the defense of any claims for Taxes or any other proposed adjustments which may be the subject of indemnification by Repap pursuant to
  Section 5.2(b) or 5.9(c), and, with the written consent of Buyer, at its sole expense, may assume the entire defense of such claims or proposed adjustments. Notwithstanding the foregoing, Repap shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Buyer, Repap USA or its Subsidiaries for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld.

            Neither Buyer, Repap USA nor its Subsidiaries may agree to settle any claim for Taxes or other proposed adjustments which may be the subject of indemnification by Repap under Sections 5.2(b) or 5.9(c) without the prior written consent of Repap, which consent shall not be unreasonably withheld.

            Section E. Information to Be Provided by Buyer. With respect to the taxable year of Repap USA within which the Closing Date occurs, Buyer shall promptly cause Repap USA to prepare and provide to Repap a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of Repap USA.

  Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Repap within one hundred twenty
  (120) days after the Closing Date.

            Section F. Information to Be Provided by Repap. At the Closing, Repap shall provide to Buyer copies of all Tax Returns filed by or on behalf of Repap USA and the Subsidiaries that are relevant for purposes of establishing the amount of the net operating loss and credit carryovers of Repap USA and the Subsidiaries for federal and Wisconsin income tax purposes as of the Closing Date. In addition, at Closing, Repap shall provide to Buyer copies of all workpapers used in the preparation of such Tax Returns.

            Section G. Assistance and Cooperation. After the Closing Date, each of Repap and Buyer shall:

            a. assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article V;

            b. cooperate fully in preparing for any examinations, inquiries or audits of, or disputes with taxing authorities regarding, any Tax Returns of Repap USA or its Subsidiaries or any tax refund claims filed by Repap;

            c. make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of Repap, Repap USA or its Subsidiaries;

            d. provide timely notice to the other in writing of any pending or threatened tax examinations, inquiries or audits or assessments of Repap USA or its Subsidiaries for taxable periods for which the other may have a liability under this Article V; and

            e. furnish the other with copies of all correspondence received from any taxing authority in connection with any tax examination, inquiry or audit or information request with respect to any such taxable period referred to in subsection (iv).

            Section H. Post-Closing Actions Which May Affect Repap's Liability for Taxes. Except to the extent required by law, neither Buyer, Repap USA, its Subsidiaries, nor their Affiliates shall, without the prior written consent of Repap, which shall not be unreasonably withheld, (i) amend any Tax Return filed by, or with respect to, Repap USA or any of its Subsidiaries for any taxable period, or portion thereof, beginning before the Closing Date, or
  (ii) carryback any net operating loss, capital loss, excess foreign tax credit or other similar losses, deductions or credits derived with respect to any period beginning after the Closing Date to any taxable year, or portion thereof, of Repap USA or any of its Subsidiaries ending on or before the Closing Date. Such consent shall not be unreasonably withheld and shall not be necessary to the extent that such amended returns or carrybacks do not affect Repap's liability for Taxes.

            Section I. Savings and Costs to Buyer Resulting from Adjustments to Tax Returns for Periods Prior to Closing. 1. If, after the Closing, an adjustment required by a taxing authority in any item reflected on a Tax Return of Repap USA or any of its Subsidiaries relating to any taxable period, or portion thereof, ending on or before the Closing Date results in a Tax benefit (including any deduction, credit, net operating loss or similar loss or deduction) becoming available to Buyer or any of its Affiliates (including Repap USA and any of its Subsidiaries) with respect to any taxable period beginning after the Closing, Buyer agrees to recognize, and to cause its Affiliates to recognize, any such adjustment on its or their Tax Returns and to claim to the fullest extent possible all deductions and credits available as a result. Buyer shall pay to Repap an amount equal to the estimated net decrease in the Tax liability of Buyer and its Affiliates as a result of the Tax benefit becoming available. The estimated net decrease in the Tax liability of Buyer and its Affiliates shall be determined by multiplying any increase in deductions, net operating losses or other similar items by twenty-nine percent (29%) and any increase in credits by zero percent (0%).

            2. If, after the Closing, an adjustment required by a taxing authority in any item reflected on a Tax Return of Repap USA or any of its Subsidiaries relating to any taxable period, or portion thereof, ending after the Closing Date results in a Tax benefit (including any deduction, credit, net operating loss or similar loss or deduction) becoming available to Repap or any of its Continuing Affiliates with respect to any taxable period, or portion thereof ending on or before the Closing, Repap agrees to recognize, and to cause its Continuing Affiliates to recognize, any such adjustment on its or their Tax Returns and to claim to the fullest extent possible all deductions and credits available as a result. Repap shall pay to Buyer an amount equal to the net decrease in the Tax liability of Repap and its Continuing Affiliates as a result of claiming any such deduction or credit (as compared to the Taxes they otherwise would have paid) at the time such decrease is realized (whether by paying less Taxes or receiving a refund). For purposes of determining the amount of any such decrease in Taxes paid, any deductions or credits otherwise available to Repap or its Continuing Affiliates shall be deemed to be used prior to the deductions or credits resulting from such adjustment.

            3. If, after the Closing, an adjustment required by a taxing authority in any item reflected on a Tax Return of Repap USA or any of its Subsidiaries relating to any taxable period, or portion thereof, ending on or before the Closing Date results in loss or reduction in a Tax benefit (including the loss or reduction of any deduction, credit, net operating loss, or similar loss or deduction) otherwise available to Repap USA or any of its Subsidiaries or to Buyer or any of its Affiliates with respect to any taxable period beginning after the Closing, Repap shall pay to Buyer an amount equal to the estimated net increase in the Tax liability of Buyer and its Affiliates as a result of the loss or reduction of such Tax benefit at the time such adjustment by the taxing authority becomes final. The estimated net increase in the Tax liability of Buyer and its Affiliates shall be determined by multiplying any loss or reduction in deductions, net operating losses or other similar items by twenty-nine percent (29%) and any loss or reduction in credits by zero percent (0%).

            Section J. Survival of Obligations. The obligations of the parties set forth in this Article V shall be unconditional and absolute and shall remain in effect without limitation as to time.

                                    ARTICLE VI.

                         CERTAIN COVENANTS AND AGREEMENTS
                                OF REPAP AND BUYER


            Section A. Access and Information. 1. Repap shall permit Buyer and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to the real property owned or leased by Repap USA and the Subsidiaries and to the officers, key employees, customers, suppliers and parties to material contracts of Repap USA and the Subsidiaries, subject to Repap's reasonable rules and regulations, and shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business and properties of Repap USA and the Subsidiaries as may be reasonably necessary for Buyer and Repap to obtain any third party action, consent or approval required hereunder or as Buyer shall from time to time otherwise reasonably request; provided that the foregoing shall not require Repap to permit, prior to Closing, any inspection, or to disclose any information, that (a) relates to its proprietary coating formulas and its groundwood customers or (b) in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of Repap's, Repap USA's or any of the Subsidiaries' obligations with respect to confidentiality if Repap shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure.

            2. In the event of the termination of this Agreement, Buyer at its own expense shall promptly deliver (without retaining any copies thereof) to Repap, or (at Repap's option) confirm in writing to Repap that it has destroyed all Confidential Information furnished to Buyer or its representatives by Repap, Repap USA, the Subsidiaries or any of their respective agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by Buyer or its representatives which contain or reflect any such Confidential Information. Buyer shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any Confidential Information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby and except as required by law.

            3. All Confidential Information provided or obtained pursuant to clause (a) above shall be held by Buyer in accordance with and subject to the terms of the confidentiality agreement, dated September 24, 1996, between Buyer and Repap (the "Confidentiality Agreement"). At Closing, the Confidentiality Agreement shall terminate and shall be of no further force and effect except as provided therein.

            4. As used in this Agreement, "Confidential Information" means confidential business information regarding Repap, Repap USA or the Subsidiaries, including customer lists and files, prices and costs, Business and financial records, information relating to personnel contracts and offices and positions held, stock ownership, liabilities, litigation and the terms of this Agreement and any written analysis or other document reflecting such information that such party prepares. However, "Confidential Information" shall not include:

            a. any information already in the possession of Buyer prior to September 24, 1996, or information available to Buyer from public records or from other sources in accordance with law;

            b. any information that is in the public domain or subsequently enters the public domain otherwise than through disclosure by Buyer or any of Buyer's representatives;

            c. any information that is capable of being independently developed by or on behalf of Buyer without reference to the Confidential Information; or

            d. any information that is acquired from a third party not known by Buyer after reasonable inquiry to be providing such information in breach of a confidentiality obligation to Repap, Repap USA or the Subsidiaries.

            5. Repap agrees that, at Closing, Repap will assign to Buyer all rights of Repap in connection with the Confidential Information of Repap USA and the Subsidiaries and will deliver to Buyer copies of any written agreements and documents relating thereto.

            Section B. Registrations, Filings and Consents. Repap and Buyer will cooperate and use their respective reasonable best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to, securing as promptly as practicable all consents, approvals, waivers and authorizations required, necessary or desirable in connection with the transactions contemplated hereby. Buyer and Repap will promptly file documentary materials required by the HSR Act, the Competition Act, Environmental Laws and each of the other items listed in
  Section 3.4 of Annex A and Section 4.2 of Annex B and promptly file any additional information requested as soon as practicable after receipt of request thereof; provided that each party shall duly file with the FTC and the Antitrust Division the notification and report form (the "Report") required under the HSR Act, or an application for an advanced ruling certificate or a comparable report required under the Competition Act with respect to the sale and purchase of the Shares no later than three Business Days after the date hereof.

            Section C. Operation of Business. During the period commencing on the date hereof and continuing until the Closing Date, unless Buyer shall otherwise agree in writing (such agreement not to be unreasonably withheld) or as otherwise expressly contemplated or permitted by this Agreement, Repap agrees that it will cause:

            1. Repap USA and the Subsidiaries to carry on their Businesses in the regular and ordinary course (in substantially the same manner as heretofore conducted) and use their best efforts to preserve intact their Businesses, organizations, employees, customers, suppliers and goodwill;

            2. Repap USA and the Subsidiaries not to subdivide, consolidate, redeem, purchase or otherwise acquire or reclassify any of their outstanding shares of any class of capital stock, declare any dividends on or make other distributions (whether in cash, stock or property or any combination thereof) in respect of their shares of any class of capital stock;

            3. Repap USA and the Subsidiaries not to amend their articles or by-laws or similar organizational documents;

            4. Repap USA and the Subsidiaries not to issue, authorize or propose or commit to the issuance of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), or, directly or indirectly, through an Affiliate or otherwise, purchase or propose the purchase of, any shares in their capital of any class or securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

            5. Repap USA and the Subsidiaries not to merge or consolidate with or into any other Person;

            6. Repap USA and the Subsidiaries not to sell, lease, transfer, mortgage, hypothecate or otherwise dispose of any of their assets or properties, real, personal or mixed, moveable or immoveable, that are material, individually or in the aggregate, to the Business, assets, financial condition or results of operations of Repap USA and the Subsidiaries or Buyer and its subsidiaries, as the case may be, taken as a whole;

            7. Repap USA and the Subsidiaries not to (i) incur indebtedness for money borrowed in excess of $250,000, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person in excess of such amount, or issue or sell any debt securities (it being understood that such prohibition shall not otherwise prevent or hinder the drawing of funds pursuant to lease arrangements or credit facilities established and available as of the date hereof); (ii) approve any new capital expenditures in excess of $100,000 individually and $1,000,000 in the aggregate except for those listed on Schedule 2.3(a)(iv); (iii) dispose of or incur, create or assume any Encumbrance on any individual capital asset of Repap USA or the Subsidiaries if the greater of the book value and the fair market value of such capital asset exceeds $250,000 other than Permitted Encumbrances; and (iv) enter into a contract, agreement, commitment or arrangement with respect to any of the foregoing;

            8. Repap USA and the Subsidiaries to grant to any officer of Repap USA or the Subsidiaries any increase in compensation or in severance or termination pay, or enter into new or amend existing agreements respecting employment (including benefits) with any officer or employee of Repap USA or the Subsidiaries, except as may be required under employment or termination agreements in effect on the date hereof or as may be required by law;

            9. Repap USA and the Subsidiaries to maintain inventories of raw materials and finished goods at current levels, except for sales and purchases in the ordinary course of business, and maintain the properties of the Business in good repair, order and condition, reasonable wear and tear excepted;

            10. Repap USA and the Subsidiaries not to amend or terminate any material agreement;

            11. Repap USA and the Subsidiaries not take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other Person or entity with respect to an acquisition, combination or similar transaction involving the Shares, any Subsidiary, the Businesses of Repap USA and the Subsidiaries or substantially all of the assets or securities related thereto (any such inquiry, proposal, expression of interest or offer being hereinafter referred to as an "Acquisition Proposal"), and Repap will promptly inform Buyer of the existence of any such Acquisition Proposal and shall not without the written consent of Buyer furnish any information to or participate in any discussions or negotiations with any other Person or entity regarding the same; provided, however, that nothing contained in this Agreement shall prevent Repap or its Subsidiaries from (A) providing information in response to a request therefor in connection with an Acquisition Proposal by any such Person or entity if the Board of Directors receives from such Person or entity so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement; (B) engaging in any negotiations or discussions with respect to an Acquisition Proposal with any such Person or entity; or (C) terminating this Agreement in the context of a competing Acquisition Proposal if and only to the extent that, in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of Repap determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law;

            12. Repap USA or its Subsidiaries not to enter or agree to enter into any agreement, except as otherwise set forth in this Agreement, pursuant to which Repap or any Subsidiary would be obligated to expend, or entitled to receive, more than $100,000 in any 12 month period or which Repap USA or its Subsidiaries, upon cancellation by Repap USA or the Subsidiaries upon less than three (3) months' notice, are required to incur or fund additional expenditures, penalties or increased costs;

            13. Repap USA and the Subsidiaries not to renew or enter into any leases for sales offices; and

            14. Repap USA and the Subsidiaries to enter into any transaction or perform any act which might interfere or be inconsistent with the successful completion of the transactions contemplated by this Agreement or which would render inaccurate any of the representations and warranties set forth herein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were to such later date.

            From the date hereof through the Closing, Repap shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and the general status of ongoing operations of the Businesses of Repap USA and the Subsidiaries.

            Repap shall promptly notify Buyer of any material change in the financial condition, results of operations, properties or Businesses of Repap USA or any Subsidiary or prospects of the Businesses of Repap USA and the Subsidiaries, and shall keep Buyer fully informed of such events and permit Buyer's representatives to participate in all discussions relating thereto.

            Section D.  Continued Employment; Employee Benefit Plans.  1.
  Buyer shall cause Repap USA and the Subsidiaries to, maintain for a period of at least one year after the Closing Date the Plans disclosed on Schedule 3.12 as in effect for the Employees on the Closing Date, provided that, at Closing, each and every Plan subject to the funding requirements of Section 412 of the Code has assets sufficient to cover the applicable Plan liabilities for active, former and retired employees, on a fully funded basis as actuarially determined using the actuarial assumptions in effect for the Plan year including the Closing Date; provided further, however, that, notwithstanding the foregoing, the Severance Plans maintained by Repap USA or any of the Subsidiaries as of the Closing Date shall remain in effect without any modification adverse to the participants thereunder for at least one year after the Closing Date, and any employee whose employment is terminated and who is otherwise eligible for severance benefits pursuant to the Severance Plans shall be entitled to severance benefits based upon base pay and employment position at levels at least equal to those applicable as of the Closing Date (other than on account of any reduction in position voluntarily agreed to in writing by any such employee). For purposes of this Agreement, the "Severance Plans" shall mean the severance plans of Repap USA and the Subsidiaries designated in writing by Repap and consented to by Buyer, which consent shall not be unreasonably withheld.

            2. Repap agrees that, prior to Closing, it will be solely liable for obligations to the Employees under any benefit plans not maintained by Repap USA or a Subsidiary. Effective as of the Closing Date, (i) the Employees shall cease to participate in the employee benefit plans of Repap or any of its Affiliates other than Repap USA or a Subsidiary and (ii) Repap shall cause the Employees to be fully vested in their accounts under any such benefit plan.

            3. Repap agrees that, prior to Closing, it will cause Repap USA and the Subsidiaries, as applicable, to terminate certain employees as provided by Buyer to Repap prior to Closing (the "Listed Employees"); provided, however, that Buyer acknowledges that Repap USA and the Subsidiaries remain liable for any amounts paid to the Listed Employees pursuant to such termination under the Severance Plans, except for Listed Employees who, following such termination, are employed by Repap or any Affiliate of Repap.

            Buyer agrees that it shall indemnify, defend and hold harmless the Repap Indemnified Parties from and against any Losses imposed upon the Repap Indemnified Parties directly or indirectly relating to or arising out of the termination of employment of the Listed Employees in violation of law, including, but not limited to, wrongful discharge, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, ERISA, the Worker Adjustment and Retraining Notification Act (each as amended from time to time) or similar federal, state or local laws.

            4. The Employees shall be given credit for all service with Repap, Repap USA or any of its Subsidiaries (or service credited by Repap, Repap USA or any of its Subsidiaries) for purposes of eligibility, vesting and the satisfaction of any waiting periods (but not for purposes of benefit accruals) under any employee benefit plan or arrangement of Buyer in which they participate following the Closing Date.

            Section E. Retention of Books and Records. Buyer shall cause Repap USA and the Subsidiaries to retain, until all applicable tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to Repap USA and the Subsidiaries in existence on the Closing Date for a period of at least five (5) years from the date hereof and to make the same available after the Closing Date for inspection and copying by Repap or its agents at Repap's expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by Buyer without first advising the tax director or other appro-priate officer of Repap in writing detailing the contents thereof and giving Repap at least 30 days to obtain possession thereof.

            Section F. Closing Date Financial Information. For a period of one year from and after the Closing Date, to the extent reasonably necessary for Repap or its Continuing Affiliates to prepare consolidated financial statements or any governmental permits, licenses or required filings and to comply with reporting obligations in respect thereof, upon the written request of Repap, Repap USA and the Subsidiaries will provide, and Buyer shall use its best efforts to cause Repap USA and the Subsidiaries to provide, to Repap and its accountants within 20 Business Days of such request with such computer support, access to employees and Buyer's accountants and financial information of Repap USA or the Subsidiaries as of the Closing Date as Repap may reasonably request.

            Section G. Notification of Certain Matters. Until the Closing Date, each of Buyer and Repap shall promptly notify the other if any of the representations and warranties made by it and contained in this Agreement ceases to be true, accurate and complete in any material respect and of any failure to comply in any material respect with any of its obligations under this Agreement. Notification of any breach of representation or warranty or failure to comply with any obligations shall not constitute or be deemed a waiver of any of the conditions set forth in Article VII or prejudice the rights of the parties pursuant to Article VII hereof not to consummate the transactions contemplated by this Agreement.

            Section H. Non-Solicitation of Employees. Repap agrees that, for a period of one (1) year following the Closing Date, neither Repap nor any Continuing Affiliate shall solicit the employment of any Person, other than as agreed by the parties, it knows to be an employee of Repap USA or any of its Subsidiaries or employ any Person it knows to be such an employee (other than any hourly worker or any Employee who serves in a clerical function) without the prior written consent of Buyer; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6.8 and (ii) Repap, its Continuing Affiliates and representatives shall not be prohibited from employing any such person who contacts them on his or her own initiative and without any solicitation by Repap, its Continuing Affiliates and representatives.

            Section I. Further Assurances. At any time after the Closing Date, Repap and Buyer shall promptly, and Buyer shall cause Repap USA or any Subsidiary promptly to, execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Repap, as the case may be, and necessary for Buyer or Repap, as the case may be, to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

            Section J. Stockholders Meeting. Repap shall take, in accordance with its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Common Stock of Repap as promptly as practicable after the date hereof to consider and vote upon the approval of the transactions contemplated by this Agreement. Subject to fiduciary obligations under applicable law, the Board of Directors of Repap shall recommend such approval and shall take all lawful action to solicit such approval.

            Section K. Certain Interests After Closing Date. Buyer shall cause Repap Sales to continue to do business with WWF at a volume consistent with past practice on Buyer's standard terms and conditions with its customers for a period of two years beginning on the Closing Date. Buyer shall give Repap and WWF at least six months prior written notice of its intent to terminate such relationship; provided, however, that no such notice shall be given prior to eighteen (18) months following the Closing Date; and, provided further, that such relationship may be immediately terminated if WWF fails to comply with any of its payment obligations to Repap Sales.

                                   ARTICLE VII.

                               CONDITIONS TO CLOSING


            Section A. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer in writing on or prior to the Closing Date of each of the following conditions:

            1. Each of the representations and warranties of Repap contained in this Agreement which refers to a Material Adverse Effect or otherwise makes reference to a concept of materiality shall be true when made and as of the Closing Date, and each of the other representations and warranties of Repap contained in this Agreement shall be true and correct when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) repre-sentations and warranties that are made as of a specific date need be true, or true in all material respects, as the case may be, only as of such date and (ii) as expressly permitted by this Agreement to be changed between the date of this Agreement and the Closing Date); each of the covenants and agreements of Repap to be performed on or prior to the Closing Date shall have been duly performed; and Buyer shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on be-half of Repap by its President or any of its Vice Presidents and its Secretary or any of its Assistant Secretaries.

            2. Buyer shall have received from Repap: (i) an opinion of Stikeman Elliott, Canadian outside counsel to Repap, dated as of the Closing Date, substantially in the form set forth in Schedule 7.1(b) hereof, (ii) an opinion of Foley & Lardner, U.S. outside counsel to Repap, dated as of the Closing Date, in a form mutually acceptable to Repap and Buyer and (iii) an opinion of Sullivan & Cromwell, U.S. outside counsel to Repap, dated as of the Closing Date, in a form mutually acceptable to Repap and Buyer.

            3. Repap shall have delivered to Buyer resignations of all directors of Repap USA and the Subsidiaries and all officers of Repap USA and the Subsidiaries.

            4. Repap shall acquire from GSP and Skeena prior to Closing, all of the Repap Wisconsin Preferred Shares.

            5. Repap USA shall not (i) hold any interest in WWF, (ii) hold any investment in the preferred stock of Repap; (iii) hold any investment in the preferred stock of Skeena; and (iv) hold any interest in any of Nitec Paper Corp., Nitec International Sales Corp. and Nitec/Midtec Sales Inc.

            6. Except for a $4.5 million net receivable from Repap New Brunswick Inc., which shall be paid to Repap Sales in 12 monthly installments of equal amounts over one year with the first such installment payable on the Closing Date, neither Repap USA nor any Subsidiary shall have any outstanding accounts receivable from, or accounts payable to, Repap or any Repap Affiliate, and Repap USA and the Subsidiaries shall have terminated all agreements and arrangements with Repap and the Repap Affiliates except as specifically provided herein and except as set forth in Schedule 7.1(f) hereto.

            7. Repap shall have caused the pledge to TD Capital Group Limited to be released with respect to the capital stock of Repap USA and the Subsidiaries.

            8. Buyer shall have received an affidavit of an officer of Repap sworn to under penalties of perjury and dated the Closing Date, in form and substance satisfactory to counsel for Buyer, that, as of that date, an interest in Repap USA does not constitute a "U.S. real property interest" within the meaning of Section 897 of the Internal Revenue Code.

            9. George S. Petty shall have entered into an agreement with Buyer to vote his shares of common stock of Repap at the meeting of stockholders of Repap contemplated in Section 6.10 to approve the transactions contemplated by this Agreement.

            Section B. Conditions to Obligations of Repap. The obligation of Repap to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Repap in writing on or prior to the Closing Date of each of the following conditions:

            1. Each of the representations and warranties of Buyer contained in this Agreement qualified by a concept of materiality shall be true when made and as of the Closing Date, and each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) representations and warranties that are made as of a specific date need be true, or true in all material respects, as the case may be, only as of such date and (ii) as expressly permitted by this Agreement to change between the date of this Agreement and the Closing Date); each of the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been duly performed; and Repap shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on behalf of Buyer by its President or any of its Vice Presidents and its Secretary or any of its Assistant Secretaries.

            2. Repap shall have received from McDermott, Will & Emery, as counsel for Buyer, an opinion, dated as of the Closing Date, in a form mutually acceptable to Repap and Buyer.

            Section C. Conditions to Obligations of Buyer and Repap. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by both parties on or prior to the Closing Date of the following conditions:

            1. Each party shall have duly filed with the FTC and the Antitrust Division the Report required under the HSR Act with respect to the sale and purchase of the Shares and the waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division shall have expired or been earlier terminated by the FTC and the Antitrust Division.

            2. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing.

            3. The agreements set forth in Schedule 7.1(f) shall have been entered into and be in full force and effect.

            4. The transactions contemplated by this Agreement shall have been duly approved by the Requisite Vote of the shareholders of Repap.

            5. The Competition Act Director or any person authorized to exercise the powers and perform the duties of the Competition Act Director shall have issued a certificate under section 102(l) of the Competition Act to the effect that she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal established pursuant to the Competition Act under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement or the appropriate time period specified in Section 123 of the Competition Act shall have expired or the Competition Act Director shall have indicated in writing that she does not intend to take any action under Section 92 of the Competition Act whether before or after the completion of the transactions contemplated by this Agreement.

                                   ARTICLE VIII.

                                    TERMINATION


            Section A. Termination. This Agreement may be terminated at any time prior to the Closing:

            1.  by agreement of Buyer and Repap;

            2. by either Buyer or Repap, by giving written notice of such termination to the other party, if (x) any condition to the terminating party's obligations hereunder has not been satisfied or waived and (y) the Closing shall not have occurred on or prior to the later of (i) September 30, 1997 and (ii) the expiration of the waiting period under the HSR Act including any extensions thereof; provided that the terminating party is not in material breach of its obligations under this Agreement;

            3. by either Buyer or Repap, by giving written notice of such termination to the other party, if (x) each condition thereto shall have been satisfied or waived and (y) the Closing shall not have occurred on or prior to the later of (i) September 30, 1997 and (ii) the expiration of the waiting period under the HSR Act including any extensions thereof; provided that the terminating party is not in material breach of its obligations under this Agreement;

            4. by either Buyer or Repap if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

            5. by Repap if the Closing shall not have occurred on or prior to 10 Business Days following the satisfaction of all the conditions to Closing set forth in Sections 7.1 and 7.3 hereof as a result of any action or inaction by Buyer;

            6. by Buyer if the Closing shall not have occurred on or prior to 10 Business Days following the satisfaction of all the conditions to Closing set forth in Sections 7.2 and 7.3 hereof as a result of any action or inaction by Repap;

            7. by Buyer if Repap's Board of Directors fails to recommend that such stockholders approve the sale of the Shares to Buyer; or

            8.  by Repap, as set forth in Section 6.3(k).

            Section B. Effect of Termination. 1. In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 6.1(b), 6.1(c), 10.2 and 10.4 hereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

            2. In the event that either (A) Repap's Board of Directors fails to recommend that such stockholders approve the sale of the Shares to Buyer and this Agreement is terminated pursuant to Section 8.1, or (B) this Agreement is terminated pursuant to Section 8.1, and at any time prior to September 30, 1998, Repap, Repap USA or any Affiliate thereof enters into an agreement, agreement in principle, letter of intent or similar understanding with respect to, or consummates, an Acquisition Proposal, then Repap, Repap USA and Repap Sales shall promptly (but in no event later than five days after the date of such termination or the occurrence of such event as the case may be) pay, on a joint and several basis, to Buyer a termination fee of $25.0 million payable by wire transfer of same day funds.

            3. In addition to (b) above, in the event that the approval of the stockholders of Repap shall not have been obtained prior to September 30, 1997 and Buyer shall have terminated this Agreement pursuant to Section 8.1, then Repap, Repap USA and Repap Sales shall pay, on a joint and several basis, to Buyer on the business day following such termination, a fee of $10.0 million payable by wire transfer of same day funds. In the event that Buyer thereafter acquires the Business from Repap on terms substantially similar to those contained herein prior to September 30, 1998, the price paid by Buyer shall be increased by the $10.0 million received by Buyer pursuant to this section.

            4. In no event shall Repap, Repap USA and Repap Sales be required to pay, in the aggregate, more than $35.0 million pursuant to Sections 8.2(b) and (c) to this Agreement.

                                    ARTICLE IX.

                           SURVIVAL AND INDEMNIFICATION

            Section A. Survival of Representations, Warranties, Covenants and Agreements; Knowledge of Breach. 1. Notwithstanding any otherwise applicable statute of limitations, the representations and warranties included or provided for herein shall survive the Closing until two (2) years after the Closing Date; provided, however, that any representation, warranty, covenant or agreement contained in Sections 3.14 and 3.18 of Annex A hereto, Sections 4.4 and 4.6 of Annex B hereto, and Article V hereof shall survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters; provided further, that no limitation shall apply to claims alleging fraud on the part of a party hereto. The covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later. Except with respect to the representations, warranties, covenants and agreements contained in Sections 3.18 and 4.4 and Article V hereof, in no event shall Buyer be liable to Repap or Repap be liable to Buyer, as the case may be, for any breach of the representations, warranties, covenants and agreements included or provided for herein or in any schedule or certificate or other document delivered pursuant to this Agreement, unless and until all claims for which damages are recoverable hereunder by Buyer or Repap, as the case may be, exceed $1,000,000 (the "Deductible"), in which case Buyer or Repap, as the case may be, shall be entitled to recover on the amount of such claims in excess of the Deductible; provided, however, that the maximum liability of Buyer or Repap, as the case may be, for claims and damages shall be $75,000,000 (assuming an aggregate of $76,000,000 of indemnifiable claims) (the "Maximum Amount"); provided, further, that exclusively for purposes of this Article IX, in determining whether there is a breach of, or action or state of facts inconsistent with, any representation or warranty, the terms "material", "materiality" and "Material Adverse Effect", when applied to such representation and warranty, shall mean damages in excess of $150,000 (the "Damage Threshold") for each individual proven claim (or group of claims arising from the same event, condition or course of conduct) for which indemnification is being sought (whether or not such claim is being made against the Deductible). For this purpose, if the relevant representation and warranty contains a material, materiality or Material Adverse Effect standard in the aggregate, the Damage Threshold shall similarly apply in the aggregate.

            2. No party hereto shall be deemed to have breached any representation, warranty, covenant or agreement if (i) such party shall have notified the other parties hereto in writing, at least five days prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warranty, covenant or agreement, specifically referring to the provisions of this Agreement so breached or rendered inaccurate, and
  (ii) such other party has permitted the Closing to occur and, for purposes of this Agreement, is thereby deemed to have waived such breach or inaccuracy; provided, however, that a disclosure pursuant to this Section 9.1(b) shall not prejudice the rights of the parties pursuant to Article VII hereof not to consummate the transactions contemplated by this Agreement.

            Section B. Indemnification. 1. For a period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 9.1(a) hereof, Repap on the one hand, or Buyer, on the other hand (the "Indemnifying Party"), shall, subject to the limitations set forth in Sections 9.1(a) and 9.1(b) hereof, indemnify respectively Buyer, on the one hand, or Repap, on the other hand, as the case may be (the "Indemnified Party"), against and in respect of all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, "Losses") sustained or incurred arising out of any breaches of the Indemnifying Party's representations, warranties, covenants and agreements set forth in this Agreement (other than representations, warranties, covenants and agreements set forth in Article V, as to which the indemnification provisions set forth in Article V shall govern). Any payments pursuant to this Section 9.2 or Article V shall be treated as an adjustment to the Purchase Price for all Tax purposes.

            2. Repap releases and waives any right of indemnity and contribution from Repap USA and the Subsidiaries.

            3. The indemnity provided herein as it relates to this Agreement and the transactions contemplated by this Agreement shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for losses, damages, liabilities, costs and expenses sustained or incurred arising out of this Agreement and the transactions contemplated by this Agreement, except for the right of the parties hereto to seek specific performance of the obligations set forth in
  Article II and Sections 6.4 and 6.8 of this Agreement and, except for any other remedies available to Repap or Buyer, as the case may be, based upon fraud.

            Section C. Method of Asserting Claims, etc. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 9.3 except for claims pursuant to
  Article V hereof (as to which the provisions of Article V shall be applica-ble). In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 Business Days following such Indemnified Party's actual receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not in any manner prejudice the right of the Indemnified Party to indemnification to the fullest extent provided hereunder) (the "Third Party Claim Notice") and in the event that an Indemnified Party shall assert a claim for indemnity under this Article IX, not including a third party claim, the Indemnified Party shall notify the Indemnifying Party promptly following its discovery of the facts or circumstances giving rise thereto (together with a Third Party Claim Notice, a "Claim Notice"); provided, that no such notice need be provided to an Indemnifying Party if the Deductible has not been exceeded and will not be exceeded by such claim or demand; and provided, further, that the failure to notify on the part of the Indemnified Party in the manner set forth herein shall not foreclose any rights otherwise available to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure to notify. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Third Party Claim Notice (except that such a period shall be decreased to a time 10 days before a scheduled appearance date in a litigated matter) (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand, which it shall not be entitled to do until the Deductible is exceeded. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses incurred by the Indemnifying Party shall be separate and apart from, and shall not be included in, the Maximum Amount. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, which it shall not be entitled to do until the Deductible is exceeded and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and by counsel reasonably acceptable to the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of, or which would otherwise have a material adverse effect on, the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion of any such claim or demand as to which such defense is unsuccessful (and all reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in
  Section 9.1 hereof. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims, and in connection therewith shall be entitled to reimbursement by the Indemnifying Party of expenses directly related to efforts undertaken at the specific request of the Indemnifying Party.

                                    ARTICLE X.

                                   MISCELLANEOUS


            Section A. Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by Repap and Buyer, at any time prior to the Closing with respect to any of the terms contained herein. At any time prior to the Closing either Repap or Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party granting such extension or waiver.

            Section B. Return of Information. If for any reason whatsoever the sale and purchase of the Shares pursuant to this Agreement is not consummated, Buyer shall promptly return to Repap or Repap USA all books, records and documents of Repap, Repap USA or any Subsidiary (including all copies, if any, thereof) furnished by Repap, Repap USA, any Subsidiary or any of their respective agents, employees or representatives, and shall not use or disclose the Confidential Information contained in such books, records or documents for any purpose or make such Confidential Information available to any other entity or person.

            Section C. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

            Section D. Public Disclosure. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or the rules and regulations of the stock exchanges upon which the securities of the parties or their Affiliates are listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto; provided, however, that to the extent that either party to this Agreement is required by law or the rules and regulations of any stock exchange upon which the securities of one of the parties or its Affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other party to this Agreement.

            Section E. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

            Section F. Entire Agreement. This Agreement (including all Annexes and Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein.

            Section G. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

            Section H.  Parties in Interest; No Third Party Beneficiaries.
  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Repap, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            Section I. Schedules. The inclusion of any matter in any schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate, but inclusion therein shall expressly not be deemed to constitute an admission by Repap, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement; provided, however, that any disclosure made in the Disclosure Documents shall not be deemed to be an inclusion in a schedule except as specifically stated.

            Section J. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

            Section K. Section Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            Section L. Notices. All notices hereunder shall be deemed given if in writing and delivered personally, by express delivery service or sent by facsimile (confirmation requested), to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

            1.  if to Repap, to:

                      Repap Enterprises Inc.
                      1250 Rene-Levesque Blvd. West
                      Suite 3800
                      Montreal, Quebec
                      H3B 4Y3 Canada
                      Attention: Terry W. McBride, Esq.
                                 Vice President and General
                                 Counsel
                      Fax:  (514) 846-1328


                 With a copy to:

                      Sullivan & Cromwell
                      125 Broad Street
                      New York, New York 10004
                      Attention: Andrew D. Soussloff, Esq.
                      Fax: (212) 558-3588


            (b)  if to Buyer, to:

                      Consolidated Papers, Inc.
                      231 First Avenue North
                      Wisconsin Rapids, Wisconsin 54495
                      Attention: Carl H. Wartman, Esq.
                                General Counsel and Secretary
                      Fax: (715) 422-3203

                 With a copy to:

                      McDermott, Will & Emery
                      227 West Monroe Street
                      Chicago, Illinois 60606
                      Attention: Robert A. Schreck, Jr., P.C.
                      Fax: (312) 984-3669

  Any notice given by delivery shall be effective when received. Any notice given by facsimile shall be effective when the appropriate facsimile answerback is received.

            Section M. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN (THE "CHOSEN COURT") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 10.12 OF THIS AGREEMENT. REPAP IRREVOCABLY DESIGNATES F&L CORP. AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND TAKING ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT UPON THE CHOSEN COURT AND REPAP STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

            Section N. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

       Section O. IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                                     REPAP ENTERPRISES INC.


                                     By:
                                     Name:
                                     Title:


                                     By:
                                     Name:
                                     Title:



                                     CONSOLIDATED PAPERS, INC.


                                     By:
                                     Name:
                                     Title:


                                                                         Annex A

  3.1  Incorporation and Qualification

       Repap is a corporation duly incorporated and validly subsisting under the laws of Canada. Each of Repap USA and the Subsidiaries has been duly incorporated, is validly existing and is in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now being conducted and is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of the Business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, unless the failure to be so registered or qualified would not have a Material Adverse Effect.
  Schedule 3.1 sets forth each state or other jurisdiction in which each of Repap USA and the Subsidiaries is licensed or qualified to do business.
  Repap has delivered to Buyer an accurate, correct and complete copy of its charter and by-laws and each agreement, trust, proxy or other arrangement among its stockholders.

  3.2  Capitalization

       (a) The authorized capital stock of Repap USA consists of 9,000 shares of common stock, without par value, of which the Shares are the only issued and outstanding shares of capital stock of Repap USA. The Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Repap. Repap has good and valid title to the Shares and, upon consummation of the transactions contemplated in this Agreement, shall have transferred such title to the Shares to Buyer pursuant to the terms of this Agreement, free and clear of any liens, charges, pledges, security interests, adverse claims or other encumbrances including, but not limited to, the pledge to TD Capital Group Limited made pursuant to the Standby Loan Agreement which will be released prior to Closing (collectively, "Encumbrances"). There are not now, and at the Closing Date there will not be, any outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of Repap USA and there are no contracts, commitments, agreements, understandings, arrangements, restrictions, warrants, preemptive rights, or outstanding subscription, convertible or exchangeable security, other than the Standby Loan Agreement, which require Repap USA to issue, sell or deliver any shares of its capital stock.

       (b) The authorized capital stock of Repap Wisconsin consists of 300 shares of common stock, without par value, of which 105 shares of common stock are issued and outstanding (the "Repap Wisconsin Common Shares"), and 8,700 shares of preferred stock of which the Repap Wisconsin Preferred Shares are the only shares of preferred stock issued and outstanding. The Repap Wisconsin Common Shares and the Repap Wisconsin Preferred Shares shall be referred to collectively as the "Wisconsin Shares." The Wisconsin Shares are the only shares of capital stock of Repap Wisconsin issued and outstanding. The Wisconsin Shares are duly authorized, validly issued, fully paid and non-assessable and, at Closing, will be owned of record and beneficially by Repap or Repap USA. At Closing, Repap and Repap USA, collectively, will have good and valid title to all the Wisconsin Shares free and clear of all Encumbrances, including, but not limited to, the pledge to TD Capital Group Limited made pursuant to the Standby Loan Agreement which will be released prior to Closing. There are not now, and at the Closing Date there will not be, any outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of Repap Wisconsin and there are no contracts, commitments, agreements, understandings, arrangements, restrictions, warrants, preemptive rights, or outstanding subscription, convertible or exchangeable security, other than the Standby Loan Agreement, which require Repap Wisconsin to issue, sell or deliver any shares of its capital stock.

       As of the date hereof, Repap Wisconsin has outstanding $250 million in aggregate principal amount of 9-1/4% First Priority Senior Secured Notes Due 2002 (the "First Priority Notes") and $150 million in aggregate principal amount of 9-7/8% Second Priority Senior Secured Notes Due 2006 (the "Second Priority Notes," and together with the First Priority Notes, the "Priority Notes"), $23 million of which Second Priority Notes were held by Repap Wisconsin.

       (c) The authorized capital stock of Repap Sales consists of 200 shares of common stock, without par value, of which 200 shares (the "Sales Shares") are issued and outstanding. The Sales Shares are the only shares of capital stock of Repap Sales issued and outstanding. The Sales Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Repap USA. Repap USA has good and valid title to the Sales Shares free and clear of all Encumbrances, except for the pledge to Ferrostaal AG which will be released prior to Closing. There are not now, and at the Closing Date there will not be, any outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of Repap Sales and there are no contracts, commitments, agreements, understandings, arrangements, restrictions, warrants, preemptive rights, or outstanding subscription, convertible or exchangeable security, other than the Standby Loan Agreement, which require Repap Sales to issue, sell or deliver any shares of its capital stock.

  3.3  Subsidiaries

       Except for Repap Sales and Repap Wisconsin (each a "Subsidiary," and, collectively, the "Subsidiaries"), there is no corporation, association, limited liability company, partnership, joint venture or other entity which is controlled directly or indirectly by Repap USA or which Repap USA or any of the Subsidiaries owns any stock or has any equity investment or other interest in (other than WWF). At the Closing Date, the shares of capital stock of each Subsidiary will be owned 100% by Repap USA (except for those Repap Wisconsin Preferred Shares owned by Repap) free and clear of all Encumbrances, other than such Encumbrances on the shares of the Subsidiaries referred to in the Standby Loan Agreement or in favor of Ferrostaal AG, or such restrictions on transfer as are contained in the constituting documents of the Subsidiaries; all such capital stock is duly authorized, validly issued, fully paid and nonassessable and such shares are the only shares of capital stock of such Subsidiaries issued and outstanding. There are not now, and at the Closing Date there will not be, any outstanding subscriptions, options, warrants, calls, commitments or agreements calling for, or any preemptive rights in respect of, the issuance of any shares in the capital of the Subsidiaries.

  3.4  Authority; Filings, Consents and Approvals

       Repap has the corporate power and authority to enter into this Agreement and, subject to the receipt of the approvals, consents and authorizations contemplated in this Agreement, to carry out the transactions contemplated hereby. This Agreement has been, and the documents to be delivered at Closing will be, duly authorized, executed and delivered by Repap and constitutes a legal, valid and binding obligation of Repap, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of Repap are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

       Except as set forth in Schedule 3.4 or as required by the HSR Act, the execution, delivery and performance of this Agreement will not require Repap, Repap USA or any of the Subsidiaries to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person, except for such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to have a Material Adverse Effect or would not prohibit or materially delay Repap's ability to perform its obligations under this Agreement.

  3.5  Absence of Changes

       Except for the transactions contemplated hereby or as set forth in the Financial Statements or Disclosure Documents or on Schedule 3.5, since
  June 30, 1997, (i) there has not been any material change in the financial condition, assets, liabilities, personnel or Business of Repap USA or any Subsidiary, or in their relationships with suppliers, customers, distributors, lenders, lessors or others, except changes in the ordinary course of business, (ii) Repap USA and the Subsidiaries have not declared or paid any dividends or made any distribution of their properties or assets to shareholders, and (iii) Repap USA and the Subsidiaries have not entered into any agreement to dispose of any of their assets or incurred any indebtedness other than in the ordinary course of business.

  3.6  Financial Statements; Disclosure Documents

       Attached hereto as Schedule 3.6(a) is a copy of (a) the unaudited consolidated balance sheet of Repap USA and the Subsidiaries as of December 31, 1996 and the consolidated statements of operations, stockholder's equity and cash flows for the fiscal years ended December 31, 1995 and December 31, 1996 (collectively, with the notes thereto, the "Financial Information") and
  (b) a copy of the unaudited consolidated balance sheet (the "Balance Sheet") of Repap USA and the Subsidiaries as of June 30, 1997 and the related consolidated statements of operations, stockholder's equity and cash flows for the six months then ended (collectively, with the notes thereto, the "Interim Financial Information"). The Financial Information and the Interim Financial Information (together, the "Financial Statements") have been prepared in accordance with GAAP (except as may be noted therein) and present fairly, in all material respects, the consolidated financial position of Repap USA and the Subsidiaries as of December 31, 1996 and June 30, 1997, respectively, and the consolidated statements of operations, stockholder's equity and cash flows of Repap USA and its Subsidiaries for the fiscal years ended December 31, 1995 and December 31, 1996 and the six months ended
  June 30, 1997, respectively, subject, in the case of the Interim Financial Information, to normal year-end adjustments.

       Repap Wisconsin has filed all required documents with the SEC since February 2, 1994. As of their respective dates, Repap Wisconsin's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (the "Disclosure Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes there) of Repap Wisconsin included in the Disclosure Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Repap Wisconsin as at the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Disclosure Documents or as required by GAAP, each of Repap USA and Repap Wisconsin has not, since December 31, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

  3.7  Absence of Undisclosed Liabilities

       Except as reflected in the Financial Statements of Repap USA and except as set forth in the Disclosure Documents, neither Repap USA nor any of the Subsidiaries has any liabilities or obligations of any nature, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, including any liability for Taxes (collectively, "Liabilities"), which, either individually or in the aggregate, are material to Repap USA and the Subsidiaries taken as a whole, in excess of the Liabilities reflected or reserved against in the Financial Statements, except those incurred in the ordinary course of business and consistent with past practice since December 31, 1996.

  3.8  No Conflict

       Subject to the receipt of the regulatory approvals referred to in this Agreement or the approvals set forth on Schedule 3.4 and Schedule 3.8, the execution and delivery of this Agreement by Repap does not, and the performance of this Agreement by Repap and the consummation by it of the transactions contemplated by this Agreement shall not:

       (a) conflict with or violate the articles or by-laws or equivalent organizational documents of Repap, Repap USA or any of the Subsidiaries;

       (b) conflict with or violate any law, rule, regulation, permit, order, judgment or decree applicable to Repap, Repap USA or any of the Subsidiaries or by which any of their respective properties is bound or affected, the conflict with which or violation of which would have a Material Adverse Effect or would prohibit or materially delay Repap's ability to perform its obligations under this Agreement; or

       (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Repap, Repap USA or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Repap, Repap USA or any of the Subsidiaries is a party or by which Repap, Repap USA or any of the Subsidiaries or any of their respective properties is bound or affected, which, in any such case, would have a Material Adverse Effect or would prohibit or materially delay Repap's ability to perform its obligations under this Agreement.

  3.9  Compliance

       Except as disclosed in the Disclosure Documents or as otherwise disclosed herein and in Schedule 3.9 and except for any conflicts, defaults or violations which would not, individually or in the aggregate (taking into account the impact of any cross-defaults), have a Material Adverse Effect, neither Repap USA nor any of the Subsidiaries is in conflict with, or in default (including cross-defaults) or violation of, (i) its articles or by-laws or equivalent organizational documents, (ii) any law, rule, regulation, order, permit, judgment or decree applicable to Repap USA or any of the Subsidiaries or by which any one of their respective properties is bound or affected or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Repap USA or any of the Subsidiaries is a party or by which Repap USA or any of the Subsidiaries or any of their respective properties is bound or affected.

  3.10 Litigation

       Except as disclosed in the Disclosure Documents or Schedule 3.10, there are no claims, actions, proceedings, suits, investigations or reviews pending or, to the Knowledge of Repap, threatened in writing against Repap USA or any of the Subsidiaries or any of their properties before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect. As at the date hereof, neither Repap USA nor any of the Subsidiaries nor any of their properties is subject to any judgment, order or decree which has or will have a Material Adverse Effect, except as disclosed in the Disclosure Documents or Schedule 3.10.

  3.11 Labor and Employment Relations

       Except as disclosed in the Disclosure Documents or in writing by Repap, neither Repap USA nor any of the Subsidiaries is a party to any written agreement or arrangement providing for severance or termination payments or any compensation in excess of $25,000 to any director, officer or employee as a result of the transactions contemplated by this Agreement or any written employment agreement with any of its directors, officers and employees. Except as disclosed in writing by Repap, neither Repap USA nor any Subsidiary is a party to or bound by any material labor agreement or collective bargaining agreement respecting its employees, nor is there pending, or to the Knowledge of Repap threatened, any strike, walkout or other work stoppage or any union organizing effort by or respecting the employees.

       Except as disclosed in writing by Repap, Repap does not have any pending complaint filed with the National Labor Relations Board or any other governmental agency alleging unfair labor practices, human rights violations, employment discrimination charges, or the like against Repap USA or any of the Subsidiaries which would have a Material Adverse Effect and, to the Knowledge of Repap, there are no existing facts which might result in any such complaint or charge. Each of Repap USA and each Subsidiary has complied in all material respects with all laws, rules and regulations relating to the employment of labor, including provisions related to wages, hours, equal opportunity, occupational health and safety, collective bargaining and the payment of social security and other employment taxes. There are no controversies pending or, to the Knowledge of Repap, threatened, involving any group of employees, except individual grievances under any collective bargaining agreement which, in the aggregate, are not material.

  3.12 Benefit Plans

       (a) Except as disclosed in Schedule 3.12, (i) there are no pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase or appreciation, group insurance or other employee benefit plans, programs or arrangements or fringe benefits maintained or contributed to by Repap USA or any of the Subsidiaries (each such plan, program or arrangement, a "Plan"),
            (ii) there are no actions, claims, or other proceedings pending or, to the Knowledge of Repap, threatened with respect to the Plans,
            (iii) no promise or commitment to increase benefits under the Plans has been made except as required by law, (iv) no event has occurred which could subject any person or fund to any tax or penalty in connection with the Plans, where the effect of such action or failure to comply under (ii) through (iv) above would, individually or in the aggregate, have a Material Adverse Effect. Repap has provided Buyer with complete and accurate copies of all the Plans.

       (b) Except as disclosed in the Disclosure Documents or in Schedule 3.12, none of the Plans is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to each Plan that is subject to ERISA (an "ERISA Plan") and, to the extent specified, any ERISA Affiliate Plan (i) if such ERISA Plan is intended to be qualified under Section 401(a) of the Code, such ERISA Plan has been determined by the IRS to be so qualified or a determination letter request will be filed for such Plan within the remedial amendment period for such Plan; (ii) such ERISA Plan has complied (in form and in operation) in all material respects with ERISA, and all other applicable laws; (iii) no accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan or any ERISA Affiliate Plan; (iv) with respect to each single employer ERISA Plan and ERISA Affiliate Plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" (as defined under Section 4001(a)(16) of ERISA) under such Plan, determined on the basis of the actuarial assumptions in effect for such plan year, did not exceed the then current value of the assets of such Plan; and (v) none of Repap USA, the Subsidiaries or any ERISA Affiliate has incurred or expects to incur any liability to the United States Pension Benefit Guaranty Corporation or any withdrawal liability under Title IV of ERISA with respect to any "Multiemployer Plan" (as defined below), where the effect of such event, condition, action or failure to act under (i) through (v) above would be reasonably expected to have a Material Adverse Effect. Except as disclosed in the Disclosure Documents or in Schedule 3.12, neither Repap USA nor any Subsidiary maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which is subject to ERISA and which provides medical benefits to employees after termination of employment other than as required by Section 601 of ERISA or other applicable law.

       (c) Neither Repap, Repap USA nor any ERISA Affiliate maintains or contributes to any defined benefit pension plan subject to the funding requirements of Section 412 of the Code, or covered under
            Section 4021(a) of ERISA.

       For purposes of the preceding paragraphs, "ERISA Affiliate" means
  (a) any corporation which is a member of the same controlled group of corporations, within the meaning of Section 414(b) of the Code, as Repap USA or any of the Subsidiaries, or (b) any partnership or trade or business (whether or not incorporated) under common control, within the meaning of
  Section 414(c) of the Code, with Repap USA or any of the Subsidiaries; and "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). "ERISA Affiliate Plan" means any single employer plan subject to Title IV or Section 302 of ERISA maintained or contributed to by an ERISA Affiliate.

  3.13 Property

       Each of Repap USA and the Subsidiaries has good title to all of its respective properties and assets (real and personal, tangible and intangible, including leasehold interests) including all the properties and assets reflected in the balance sheets forming part of the Financial Statements of Repap USA, except as indicated in the notes thereto, together with all additions thereto and less all dispositions thereof in the ordinary course of
  its      businesses, in each case subject to no Encumbrance except for
  Permitted Encumbrances and as is reflected in the balance sheets forming part of the Financial Statements of Repap USA, except where the failure to have such title, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. To the Knowledge of Repap, it is not aware of any need to make any material changes or modifications to any equipment necessary to enable the Business to continue as it has in the past.

  3.14 Tax Matters

       Except as reflected in the Financial Statements or Disclosure Documents or as would not be reasonably likely to have a Material Adverse Effect, (i) to the Knowledge of Repap, all Tax Returns required to be filed prior to the Closing Date with respect to Repap USA and the Subsidiaries have been duly filed, (ii) to the Knowledge of Repap, all such Returns are correct and complete, (iii) all Taxes shown to be due on such Tax Returns have been paid in full, (iv) no deficiencies for any Taxes with respect to such Tax Returns have been asserted, (v) to the Knowledge of Repap, no other Taxes are payable by Repap USA and the Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown or reportable on such Tax Returns),
  (vi) no waivers of statutes of limitation have been given or requested with respect to any Taxes with respect to such Tax Returns, (vii) there are no audits in process, pending or threatened with respect to such Tax Returns,
  (viii) to the Knowledge of Repap, Repap USA and the Subsidiaries have with-held and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, and (ix) there are no liens on any of the assets of Repap USA with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

  3.15 Contracts

       Except as set forth in the Disclosure Documents or the Financial Statements or Schedule 3.15 and except for contracts entered into by Buyer or caused by Buyer to be entered into by Repap USA or any Subsidiary in connection with this Agreement and the transactions contemplated hereby, neither Repap USA nor any Subsidiary is a party to, or bound by, any contract of any kind which is to be performed or as to which Repap USA or any Subsidiary may have any right or obligation after the Closing Date other than contracts (i) which have been entered into in the ordinary and usual course of business consistent with past practice and (ii) pursuant to which Repap USA or the Subsidiary, as the case may be, is or would be obligated to expend, or entitled to receive, less than $250,000 in any 12-month period or which is subject to cancellation by Repap USA or the Subsidiary, as the case may be, upon less than three (3) months' notice, without incurring any expenditure and without penalty or increased cost. All contracts to which Repap USA or any Subsidiary is a party constitute valid and binding obligations of Repap USA or any Subsidiary, as the case may be, enforceable against Repap USA or any Subsidiary, as the case may be, in accordance with their respective terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles) and in full force and effect, except for such contracts the invalidity or unenforceability of which alone or in the aggregate would not be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.9, there is not any pending or, to the Knowledge of Repap, threatened cancellation, existing default, or event under any such contract which, after notice or lapse of time, or both, would constitute a default, except for such pending or threatened cancellations, existing defaults or events which, alone or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

  3.16 Licenses, etc.

       Repap USA and each Subsidiary owns, possesses, or has obtained and is in compliance with, all governmental licenses, permits, certificates, consents, orders, grants and other authorizations (the "Licenses and Permits") necessary to conduct its Businesses as now conducted, the failure to own, possess, obtain or be in compliance with which would have a Material Adverse Effect, all of which are listed on Schedule 3.16. The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the Knowledge of Repap, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. No violations have been recorded in respect of any Licenses and Permits, and to the Knowledge of Repap there is no meritorious basis for any such recordation.

  3.17 Environmental Matters

       Except as disclosed in the Disclosure Documents or in Schedule 3.17, or as would not have a Material Adverse Effect, each of Repap USA and the
  Subsidiaries: (i) is in substantial compliance with applicable Environmental Laws; (ii) has not received any written notices from any governmental entity alleging the violation of, or any claim or liability under, any applicable Environmental Law; (iii) is not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) has obtained all environmental permits which are required in order to carry on their respective Businesses and operations as presently conducted under all applicable Environmental Laws, where noncompliance or failure to obtain the same would have, individually or in the aggregate, a Material Adverse Effect;
  (v) is not a subject to any compliance schedules or other limitations in such environmental permits, other than permit expiration dates, which will become effective in the future and which will restrict or prevent operation of the Businesses as presently conducted; and (vi) has not to the best Knowledge of Repap spilled, released, disposed of or discharged any hazardous substances onto property currently or previously owned by Repap USA or the Subsidiaries which spill, release, disposal or discharge has not been previously remediated to the extent required under the applicable Environmental Laws. Neither Repap USA nor the Subsidiaries has at any time given any written undertakings with respect to remedying any breach of Environmental Laws which have not been duly performed in accordance with the terms of such undertakings, which breach would have a Material Adverse Effect. Except as disclosed in the Disclosure Documents or in Schedule 3.17, to the best of Knowledge of Repap no condition or environmental contamination exists on the property owned by Repap USA or the Subsidiaries which would cause or require Repap USA or its Subsidiaries to investigate and/or take remedial actions under any applicable Environmental Laws to address such conditions of contamination. Schedule 3.17(a) sets forth all treatment, storage or disposal facilities utilized by Repap USA or the Subsidiaries for the treatment, storage or disposal of any hazardous substances generated by the operations or activities of Repap USA or the Subsidiaries.

  3.18 Brokers and Finders

       Other than Dillon, Read & Co. Inc. and TD Securities Inc., Repap, Repap USA and the Subsidiaries have not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur. Repap agrees to bear all costs it incurs, including fees and expenses of Dillon, Read & Co. Inc. and TD Securities Inc., in connection with the transactions contemplated by this Agreement unless otherwise expressly provided herein and Repap USA and the Subsidiaries shall not have any liability with respect to Dillon, Read & Co. Inc. and TD Securities Inc.

  3.19 Books and Records

       The corporate records and minute books of Repap USA and the Subsidiaries have been and are maintained in all material respects in accordance with applicable laws.

  3.20 Transactions with Affiliates

       Since December 31, 1996, there has not been any dividend or other distribution of assets by Repap USA or any Subsidiary. Except as set forth in Schedule 3.20, no Repap Affiliate:

       (a) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier, distribution sales agent or advertiser of Repap USA or any Subsidiary;

       (b) has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, Repap USA or any Subsidiary, except for accrued vacation pay, employee benefits and similar matters and except for those claims arising from existing contracts in the ordinary course of business;

       (c) has any interest in or owns any property or right used in the conduct of the Businesses of Repap USA or any of the Subsidiaries except for those interests arising in the ordinary course of business;

       (d) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, any Subsidiary except for such transactions arising in the ordinary course of business;

       (e) is a party to any contract, lease, agreement, arrangement or commitment used in the Business except for such transactions arising in the ordinary course of business; or

       (f) received from or furnished to the Business any goods or services (with or without consideration) since December 31, 1996 except for such transactions arising in the ordinary course of business.

  The term "Repap Affiliate" shall mean any officer, director or stockholder of Repap, or any of the Repap USA Group or any corporation (other than WWF), partnership, trust or other entity in which Repap, or any of the Repap USA Group or any such officer, director or stockholder has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Repap Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

  3.21 Inventory

       All inventories reflected on the Financial Statements are, and on the Statement of Consolidated Net Working Capital will be, in all material respects, (a) properly valued at the lower of cost or market value on a first-in, first-out basis (or, in the case of work-in-process and finished goods, on an average cost basis) in accordance with GAAP; (b) of good and merchantable quality and contain no material amounts, except for job-lot that are produced in the ordinary course of business, that are not salable and usable for the purposes intended in the ordinary course of business and meet the current standards and specifications of the Businesses of Repap USA and the Subsidiaries; (c) in conformity with warranties customarily given to purchasers of like products; and (d) at levels adequate and not excessive in relation to the circumstances of the Businesses of Repap USA and the Subsidiaries and in accordance with past inventory stocking practices. All inventories disposed of subsequent to December 31, 1996, except for such dispositions that do not have a material effect on Repap USA, have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

  3.22 Insurance

       Schedule 3.22 sets forth an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, sell insurance programs or fidelity bonds ("Insurance") maintained by Repap USA or a Subsidiary or in which Repap USA or a Subsidiary is a named insured. All Insurance has been issued by financially sound insurance companies under valid and enforceable policies or binders for the benefit of Repap USA or a Subsidiary, and all such policies or binders are in such types and in full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Businesses of Repap USA and the Subsidiaries. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed. Schedule 3.22 sets forth the claims experience for the last two full fiscal years and the interim period through the date hereof with respect to Repap USA and the Subsidiaries (both insured and self-insured). No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any insurance has been received by Repap USA or any Subsidiary. Repap has no Knowledge of any facts or the occurrence of any event which (i) reasonably might form the basis of any claim against Repap USA or any Subsidiary relating to the conduct or operations of their Business and which will materially increase the insurance premiums payable under any insurance or (ii) otherwise will materially increase the insurance premiums payable under any insurance.

  3.23 Customers and Suppliers

       (a) All sales contracts and orders with customers and suppliers were entered into by or on behalf of Repap USA or any Subsidiary and were entered into in the ordinary course of business for usual quantities and at normal prices. Schedule 3.23 sets forth an accurate, correct and complete list of the ten largest customers and ten largest suppliers of Repap USA and of each Subsidiary, determined on the basis of revenues from items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for each of the fiscal year ended December 31, 1996 and the six-month period ended June 30, 1997. To the Knowledge of Repap, no customer or supplier will cease to do business with Repap USA or any Subsidiary after, or as a result of, the consummation of any transactions contemplated hereby or that any customer or supplier is threatened with bankruptcy or insolvency in any manner that will reasonably likely have a Material Adverse Effect. Neither Repap, Repap USA nor any of the Subsidiaries knows of any fact, condition or event which would adversely affect its relationship with any customer or supplier in any manner that will reasonably likely have a Material Adverse Effect. Since December 31, 1996, there has been no cancellation of backlogged orders in material excess of the average rate of cancellation prior to such date.

       (b) Neither Repap USA, any Subsidiary, nor any of their officers or employees, has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) which could subject Repap USA or any Subsidiary or Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have a Material Adverse Effect.

       (c) Except as set forth on Schedule 3.23, (i) no Person within the last twelve months has threatened in writing to cancel or otherwise terminate, or to the Knowledge of Repap has threatened orally to cancel or otherwise ter-minate, the relationship of such Person with Repap USA and each Subsidiary in any manner that will reasonably likely have a Material Adverse Effect, and
  (ii) no Person during the last twelve months has decreased materially or threatened in writing to decrease or limit materially, or, to the Knowledge of Repap, intends to decrease or limit materially, its supplies to Repap USA or any Subsidiary or its purchase of Repap USA's or any Subsidiary's products or services. Except as set forth on Schedule 3.23, there is no material purchase commitment which provides that any supplier will be the exclusive supplier of Repap USA or any Subsidiary. There is no material purchase commitment requiring Repap USA or any Subsidiary to purchase the entire output of a supplier.

  3.24 Real Estate

       (a) Schedule 3.24 sets forth an accurate legal description of all real estate owned by Repap USA or any Subsidiary or for which Repap USA or any Subsidiary has contracted to become the owner (the "Owned Real Estate"), including identification of the current owner of fee simple title thereto. The party identified as the owner on Schedule 3.24 is the legal and equitable owner of good and marketable title in fee simple absolute to such Owned Real Estate, including the building, structures, spurtracks (as set forth on Schedule 3.24) and improvements situated thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except as disclosed on
  Schedule 3.24. Except as disclosed on Schedule 3.24, Repap USA and the Subsidiaries are in possession of the Owned Real Estate. All contracts, agreements, options and undertakings affecting the Owned Real Estate are set forth in Schedule 3.24 and are legally valid and binding and in full force and effect, and, to the Knowledge of Repap, there are no defaults, offsets, counterclaims or defenses thereunder, and neither Repap USA nor any Subsidiary has received any notice that any default, offset, counterclaim or defenses thereunder exists. Repap has delivered or made available to Buyer correct and complete copies of all such contracts, agreements, options and undertakings, as well as copies of title commitments dated no less than one month prior to the date hereof.

       (b) Schedule 3.24 sets forth an accurate, correct and complete list of all real estate leased, subleased or occupied by Repap USA or any Subsidiary (such interests are the "Leased Real Estate" and, collectively with the Owned Real Estate, are the "Real Estate"), including identification of the lease or sublease (each a "Real Estate Lease") and the parties thereto and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such Leased Real Estate or any interest therein to which Repap USA or any Subsidiary is a party or by which any of its interest in the Leased Real Estate is bound. Repap USA or any Subsidiary has been in peaceable possession of the Leased Real Estate since the commencement of the original term of such Real Estate Lease. Repap has delivered to Buyer correct and complete copies of each Real Estate Lease.

       (c) To the Knowledge of Repap, no Real Estate is located within a flood or lakeshore erosion hazard zone for which flood insurance is now required under the National Flood Insurance Program. Neither the whole nor any portion of any Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the Knowledge of Repap, no such condemnation, requisition or taking is threatened or contemplated. Repap has no Knowledge of any public improvements which may result in any material special assessments against or otherwise affect the Real Estate in any material way.

       (d) To the Knowledge of Repap, except as set forth on Schedule 3.17 or 3.24, the Real Estate is in material compliance with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations. To the Knowledge of Repap, the zoning of each parcel of Real Estate permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the Business of Repap USA and the Subsidiaries as presently conducted thereon. Repap USA and the Subsidiaries have all certificates of occupancy and authorizations required to utilize the Real Estate. To the Knowledge of Repap, Repap USA and the Subsidiaries have all easements and rights necessary to conduct their Businesses, including easements for all utilities, services, roadway, railway and other means of ingress and egress. To the Knowledge of Repap, Repap USA and the Subsidiaries hold such rights to off-site facilities as are necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations and all such rights, to the extent held by Repap, shall be conveyed as directed by Buyer at Closing. Except as disclosed on Schedule 3.24, to the Knowledge of Repap, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of sewer, water, electric, gas, telephone, waste disposal or other utilities or services in any manner that will reasonably likely have a Material Adverse Effect. Except as disclosed on Schedule 3.24, to the Knowledge of Repap, the facilities servicing the Real Estate are in material compliance with all codes, laws, rules and regulations.

       (e) Repap has delivered or made available to Buyer accurate, correct and complete copies of all existing title insurance policies, title reports, surveys and environmental audits and similar reports, if any, with respect to each parcel of Real Estate.

  3.25 Plant and Equipment

       To the best Knowledge of Repap, all plant, structures and equipment currently being used in the conduct of its operations are free from material structural or mechanical deficiencies.

  3.26 Bank Accounts

       Schedule 3.26 sets forth a true and complete list of all banks in which Repap USA and the Subsidiaries have an account, safe deposit box, lock box or line of credit, and the names and titles of all persons authorized to draw thereon or to have access thereto, and a summary description of the use thereof.

  3.27 Accounts Receivable

       Schedule 3.27 sets forth an accurate, correct and complete aging of all outstanding accounts and notes receivable of each of Repap USA and the Subsidiaries as of December 31, 1996. All outstanding accounts and notes receivable reflected on the Financial Statements are due and valid claims against account debtors for goods or services delivered or rendered and subject to no defenses, offsets or counterclaims other than in the ordinary course of business. All receivables arose in the ordinary course of business. No receivables are subject to prior assignment, claim, lien or security interest. The books and records of Repap USA and the Subsidiaries reflect amounts taken as a reserve against noncollection of accounts receivable, which reserve has been established in accordance with normal accounting policies consistently maintained and there is no reason to believe that such reserve will not be adequate for its purpose. As of the Closing Date, neither Repap USA nor any Subsidiary will have incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except those granted in the ordinary course of business and reflected on the Statement of Consolidated Net Working Capital.

  3.28 Motor Vehicles

       Schedule 3.28 sets forth an accurate and complete list of all motor vehicles used in the Business of Repap USA and the Subsidiaries, whether owned or leased. All such vehicles are (i) properly licensed and registered in accordance with applicable law; (ii) insured as set forth on Schedule 3.28; (iii) in good operating condition and repair (reasonable wear and tear excepted); and (iv) not subject to any lien or other encumbrance, except as set forth on Schedule 3.28.

  3.29 Product Warranty

       The books and records of Repap USA and of the Subsidiaries reflect amounts taken as a reserve against claims and allowances for product warranties, which reserve has been established in accordance with normal accounting policies and there is no reason for Repap or Repap USA to believe that such reserve will not be adequate for its purpose. As of the Closing Date, none of Repap USA or the Subsidiaries will have incurred any unpaid liabilities to customers for such claims and allowances, except those granted in the ordinary course of business.

  3.30 Intellectual Property

       Repap has furnished to Buyer an accurate list, as set forth in Schedule 3.30, of all patents, utility patents and design patents and registrations therefor, trademarks, trade names, trademark rights and trademark registrations, copyrights and licenses, owned or used by Repap USA, the Subsidiaries and their Businesses. All of the foregoing, together with all technical documentation reflecting engineering and production data, plans, specifications, drawings, technology, know how, trade secrets, software (whether owned or licensed), manufacturing processes and all documentary evidence thereof relating to, are hereafter referred collectively as the "Intellectual Property". The Intellectual Property constitutes in all material respects all such assets, properties and rights which are used in or necessary for the conduct of Businesses of Repap USA and the Subsidiaries.
  To the Knowledge of Repap, no one is infringing upon any rights of Repap USA or any Subsidiary, with respect to any of the Intellectual Property. To the Knowledge of Repap, neither Repap USA nor any Subsidiary is infringing on or otherwise acting adversely to the rights of any Person under, or in respect to, any patents, patent rights, copyrights, licenses, trademarks, trade names or trademark rights owned by any Person or Persons, and there is no claim or action pending or threatened with respect thereto. Except as set forth in
  Schedule 3.30, there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the Intellectual Property.

  3.31 No Other Representations or Warranties

       Except for the representations and warranties contained in this Annex A, neither Repap, Repap USA, the Subsidiaries nor any other Person makes any other express or implied representation or warranty on behalf of Repap, Repap USA or the Subsidiaries.


                                                                         Annex B

  4.1  Incorporation and Qualification

       Buyer has been duly incorporated, is validly existing and is in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of the business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, unless the failure to be so registered or qualified would not have a Material Adverse Effect on the business, assets, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole.

  4.2  Authority; Filings, Consents and Approvals

       Buyer has the corporate power and authority to enter into this Agreement and, subject to the receipt of the approvals, consents and authorizations contemplated in this Agreement, to carry out the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

       Except as set forth in Schedule 4.2 or as required by the HSR Act or the filing of appropriate notices with the relevant stock exchanges, material change reports and press releases, the execution, delivery and performance of this Agreement will not require Buyer or any of its subsidiaries to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any Person, except for such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to have a material adverse effect on the business, assets, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole.

  4.3  No Conflict

       Subject to the receipt of the regulatory approvals referred to in this Agreement or disclosed in writing to Repap, the execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer and the consummation by it of the transactions contemplated by this Agreement shall not:

       (a) conflict with or violate the articles or by-laws or equivalent organizational documents of Buyer;

       (b) conflict with or violate any law, rule, regulation, permit, order, judgment or decree applicable to Buyer or its subsidiaries or by which any of their respective properties is bound or affected, the conflict with which or violation of which would have a material adverse effect on the business, assets, financial condition or results of operations of Buyer and its subsidiaries taken as a whole or would prohibit or materially delay Buyer's ability to perform its obligations under this Agreement; or

       (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or any of their respective properties is bound or affected, which, in any such case, would have a material adverse effect on the business, assets, financial condition or results of operations of Buyer and its subsidiaries taken as a whole or would prohibit or materially delay Buyer's ability to perform its obligations under this Agreement.

  4.4  Brokers and Finders

       Other than Nesbitt Burns Inc., Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur. Buyer agrees to bear all costs it incurs, including fees and expenses of Nesbitt Burns Inc., in connection with the transactions contemplated by this Agreement unless otherwise expressly provided herein.

  4.5  Financial Capability

       On the Closing Date, Buyer will have sufficient funds to purchase the Shares on the terms and conditions contemplated by this Agreement.

  4.6  Securities Act

       Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

  4.7  No Other Representations or Warranties

       Except for the representations and warranties contained in this Annex B, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.


                                   SCHEDULES TO
                             STOCK PURCHASE AGREEMENT

  SCHEDULE

      2.3        Debt and Capital Expenditures
      3.1        Incorporation and Qualification
      3.2        Capitalization
      3.3        Subsidiaries
      3.4        Authority; Filings, Consents and Approvals
      3.5        Absence of Changes
      3.6        Financial Statements; Disclosure Documents
      3.7        Absence of Undisclosed Liabilities
      3.8        No Conflict
      3.9        Compliance
     3.10        Litigation
     3.11        Labor and Employment Relations
     3.12        Benefit Plans
     3.13        Property
     3.14        Tax Matters
     3.15        Contracts
     3.16        Licenses, etc.
     3.17        Environmental Matters
     3.18        Brokers and Finders
     3.19        Books and Records
     3.20        Transactions with Affiliates
     3.21        Inventory
     3.22        Insurance
     3.23        Customers and Suppliers
     3.24        Real Estate
     3.25        Plant and Equipment
     3.26        Bank Accounts
     3.27        Accounts Receivable
     3.28        Motor Vehicles
     3.29        Product Warranty
     3.30        Intellectual Property
     3.31        No Other Representations or Warranties
      4.1        Incorporation and Qualification
      4.2        Authority; Filings, Consents and Approvals
      4.3        No Conflict
      4.4        Brokers and Finders
      4.5        Financial Capability
      4.6        Securities Act
      4.7        No Other Representations or Warranties
      7.1        Opinions of Counsel for Repap
      7.2        Opinion of McDermott, Will & Emery, counsel to the Buyer